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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*

                          Online Resources Corporation

--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    68273G101
--------------------------------------------------------------------------------
                                 (CUSIP Number)
                                December 31, 2000

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 pages

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CUSIP NO. 68273G101                    13G

=================================================================================================
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


            Matthew P. Lawlor
-------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]

                                                                                    (b) [ ]
-------------------------------------------------------------------------------------------------
3           SEC USE ONLY


-------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION


            Virginia
=================================================================================================
                                         5     SOLE VOTING POWER

NUMBER OF SHARES                               1,344,935
                                         --------------------------------------------------------
BENEFICIALLY                             6     SHARED VOTING POWER
                                               177,550
OWNED BY
                                         --------------------------------------------------------
EACH                                     7     SOLE DISPOSITIVE POWER
                                               1,344,935
REPORTING
                                         --------------------------------------------------------
PERSON WITH                              8     SHARED DISPOSITIVE POWER
                                               177,550

=================================================================================================
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           1,522,485
-------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                                [ ]

-------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           12.9%
-------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
=================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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Item 1(a).     Name of Issuer:

Online Resources Corporation


Item 1(b).     Address of Issuer's Principal Executive Offices:

7600 Colshire Drive
McLean, VA 22102


Item 2(a).     Name of Person Filing:

Matthew P. Lawlor


Item 2(b).     Address of Principal Business Office or, if None, Residence:

7600 Colshire Drive, 6th. Floor
McLean, VA 22102

Item 2(c).     Citizenship:

Virginia


Item 2(d).     Title of Class of Securities:

Common Stock

Item 2(e).     CUSIP Number:

68273G101

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

        (a)    [ ]    Broker or dealer registered under Section 15 of the
                      Exchange Act.

        (b)    [ ]    Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c)    [ ]    Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.

        (d)    [ ]    Investment company registered under Section 8 of the
                      Investment Company Act.

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        (e)    [ ]    An investment adviser in accordance with Rule 13d-1(b)(1)
                      (ii)(E).

        (f)    [ ]    An employee benefit plan or endowment fund in
                      accordance with Rule 13d-1(b)(1)(ii)(F).

        (g)    [ ]    A parent holding company or control person in
                      accordance with Rule 13d-1(b)(1)(ii)(G).

        (h)    [ ]    A savings association as defined in Section 3(b) of
                      the Federal Deposit Insurance Act.

        (i)    [ ]    A church plan that is excluded from the definition of
                      an investment company under Section 3(c)(14) of the Investment Company Act.

        (j)    [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.        Ownership


        (a)    Amount beneficially owned:   1,522,485

        (b)    Percent of class:    12.9%

        (c)    Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote:  1,344,935

               (ii)   shared power to vote or to direct the vote: 177,550

               (iii)  sole power to dispose or to direct the disposition of:    1,344,935

               (iv)   shared power to dispose or to direct the disposition of: 177,550

Item 5.        Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

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Item 6.        Ownership of More than Five Percent on Behalf of Another Person


Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company


Not Applicable


Item 8.        Identification and Classification of Members of the Group


Not Applicable


Item 9.        Notice of Dissolution of Group

Not Applicable


Item 10.       Not applicable

NOTE: DELETE FROM THIS FORM THE INAPPLICABLE CERTIFICATION ABOVE AND THE LEAD IN TO THE CERTIFICATION AS WELL AS THIS SENTENCE, ONLY THE CORRECT CERTIFICATION SHOULD BE PART OF THIS FORM.


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: February 14, 2001                            BY:/s/ MATTHEW P. LAWLOR
                                                   ------------------------
                                                   MATTHEW P. LAWLOR


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